Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to Form S-1 No. 333-170433 on Form S-3, of our report dated March 7, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s development stage status) relating to the financial statements of Anthera Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of Anthera Pharmaceuticals, Inc. for the year ended December 31, 2010.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Post-Effective Amendment.
/s/ Deloitte & Touche LLP
San Francisco, California
March 7, 2011